DIANE D. DALMY

ATTORNEY AT LAW

8965 W. CORNELL PLACE

LAKEWOOD, COLORADO 80227

303.985.9324 (telephone)

303.988.6954 (facsimile)

ddalmy@earthlink.net

September 8, 2010

Mr. Gary DeRoos

President/Chief Executive Officer

Citadel EFT, Inc.

1100 Irvine Blvd.

Tustin, California 92780

Re: Citadel EFT, Inc.

       Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special legal counsel for Citadel EFT, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on February 12, 2010, and including any and all subsequent amendments to the Registration Statement as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Securities Act”). The Registration Statement relates to the registration of the offering of an aggregate of 1,213,960 shares of common stock of the Company (the “Common Stock”) under the 1933 Securities Act for resale by those certain selling shareholders as named in the Registration Statement (collectively, the “Selling Shareholders”).

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) certain records of the Company’s corporate proceedings, including such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (v) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as I have deemed necessary for the preparation of this opinion. I have also reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the shares of Common Stock. In expressing this opinion I have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company.

Citadel EFT, Inc.

Page Two

September 8, 2010

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents. In giving this opinion, I have relied only upon such documents.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the law of the State of Nevada, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters”.

Sincerely,

/s/ Diane D. Dalmy

Diane D. Dalmy